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EXHIBIT 11.4

WESTFIELD AMERICA, INC.
COMPUTATION OF PER SHARE EARNINGS
For the Nine Months Ended September 30, 2000 (Restated)
(Amounts In Thousands Except Per Share Amounts)

					Days Outstanding	Weighted Average Shares Outstanding
Average share price for nine months ended September 30, 2000(1)			$13.38
BASIC
Common shares outstanding:
As of January 1, 2000		73,347			274	73,347
Issued May 15, 2000		7			138	3
Issued September 18, 2000		1			12	—

						73,350
Net income (restated)						$36,212
Less dividends on preferred shares:
Series A			$6,517
Series B			1,998
Series C			4,781
Series C-1			1,594
Series C-2			1,594
Series D			7,969
Series D-1			1,594
Series E			5,483			(31,530)

Net income allocable to common shares						$4,682

Basic earnings per share amount						$0.06

DILUTED
Common shares outstanding:						73,350
2000 Warrants:
As of June 1, 2000		2,840
Series F Preferred Shares		(2,703)

Excess 2000 Warrants (a)		137

Per Share Price
Average Market Price (b)			$13.38
Exercise Price (c)			$19.42
Common equivalent shares ((b-c)/b)*a					122	0
1998 Subscription Agreement:
Subscription agreement amount	A$	465,000
Exchange Rate @ 9/30/00		$0.5450	$253,425	(e)
Per Share Price
Average Market Price (d)			$13.38
Common equivalent shares (e*.05)/(d*.95)			997		274	997
Weighted average common and common equivalent shares						74,347

Net income						$36,212
Less net income allocable to preferred shares						(31,530)

Net income allocable to common shares						$4,682

Diluted earnings per share amount						$0.06

Note—The Company's preferred shares, Partnerships Preferred Units, Investor Unit Rights, Independence Partnerships Units, 1996 and 1997 warrants were not included in the earnings per share calculation as their effect is antidilutive.

(1)
The share price used for the EPS calculation is based on the average daily closing market price of the Company's common stock as reported by the New York Stock Exchange.

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WESTFIELD AMERICA, INC. COMPUTATION OF PER SHARE EARNINGS For the Nine Months Ended September 30, 2000 (Restated) (Amounts In Thousands Except Per Share Amounts)